Exhibit 10.7

STANDARD PRODUCTION, MARKETING

AND LICENSE AGREEMENT

FOR

CHINA WORLDSPACE PC CARD

AND

CHINA WORLDSPACE RECEIVER

This Standard Production, Marketing and License Agreement for China WorldSpace PC Card and China WorldSpace Receiver (this “Agreement”) is made by and between:

WorldSpace International Network Inc., a corporation organized under the laws of the British Virgin Islands, having its principal office at Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands (“WORLDSPACE”); and

Xi’an Tongshi Technology Limited, a corporation organized under the laws of the People’s Republic of China, having its principal office at No.89 XingQing Road, Xi’an, Shanxi Province, P. R. China, (“TONGSHI”) (each, a “Party” and collectively, the “Parties”).

WHEREAS, WORLDSPACE is a digital broadcaster of audio and multimedia programs directly from satellites and the decoding of the WORLDSPACE satellite digital signals requires specially designed satellite receivers and specially designed PC cards, which function as satellite receivers when used in conjunction with antennas, both of which are referred to by WORLDSPACE using its trademark “WORLDSPACE” (“WORLDSPACE Receivers” and “WORLDSPACE PC Cards”) and both of which incorporate specially designed chipsets that WORLDSPACE refers to using its trademark “STARMAN” (“STARMAN Chipsets”); and

WHEREAS, TONGSHI is a TongShi and seller of PC cards and certain consumer electronics products; and

WHEREAS, WORLDSPACE has selected TONGSHI to produce, market and sell its China WORLDSPACE PC Cards and China WORLDSPACE Receivers pursuant to a license under certain intellectual property rights owned by WORLDSPACE and pursuant to a sublicense under certain intellectual property rights owned by Fraunhofer Gesellschaft zur Förderung der Angewandten Forschung e.V. (“FhG”) and granted to WORLDSPACE either directly or pursuant to an agreement between Thomson Consumer Electronics Sales GmbH (“TCE”) and WORLDSPACE; and

WHEREAS, TONGSHI is interested in producing, marketing and selling China WORLDSPACE PC Cards and China WORLDSPACE Receivers and desires to obtain, and WORLDSPACE is willing to grant, a non-exclusive license and sublicense that will allow TONGSHI to manufacture consumer grade PC cards and satellite receivers utilizing WORLDSPACE’s intellectual property and to market the same under TONGSHI’s brand names and WORLDSPACE’s trademarks and logo.

NOW, THEREFORE, the Parties have agreed as follows:

1. DEFINITIONS

For purposes of this Agreement, the following capitalized terms will have the following meanings.

1.1 “WORLDSPACE System” means a satellite-based digital audio, visual imaging and/or data broadcasting system using time division multiplex (“TDM”) downlink and PSK modulation, comprising 3 satellites with 3 beams per satellite, 2 TDM carriers with opposite circular polarization per beam, 96 primary rate channels with 16 Kbps per carrier, equivalent to a maximum of 1728 broadcast channels, which uses ISO MPEG 1/2 Audio Layer 3 (IS 11172-3, IS 13818-3) and MPEG 2.5 Layer 3 as the source coding scheme and as specified in the WORLDSPACE Format.

1.2 “WORLDSPACE Format” means the TDM bitstream structure as defined in WORLDSPACE DAVB Digital Format Requirements document WST-PMO-DDS-002-000000 Edition 08 Revision B dated March 26, 1998.

1.3 “China WORLDSPACE Receiver” means a satellite receiver designed to contain a STARMAN Chipset and designed to receive certain broadcasts from AsiaStar in accordance with the WORLDSPACE Format and which meets or exceeds the Technical Specifications attached as Appendix 2 and which functions in accordance with the Chinese Broadcast Format attached as Appendix 9.

1.4 “International WORLDSPACE Receiver” means a satellite receiver designed to contain a STARMAN Chipset and designed to receive all broadcasts from AfriStar, AsiaStar and/or AmeriStar in accordance with the WORLDSPACE Format and which meets or exceeds the Technical Specifications attached as Appendix 2.

1.5 “China WORLDSPACE PC Card” means a card designed to contain a STARMAN Chipset and designed for use with a personal computer, which, when used in conjunction with an antenna, functions as a China WORLDSPACE Receiver.

1.6 “International WORLDSPACE PC Card” means a card designed to contain a STARMAN Chipset and designed for use with a personal computer, which, when used in conjunction with an antenna, functions as an International WORLDSPACE Receiver.

1.7 “STARMAN Chipset” means a chipset, manufactured under license from WORLDSPACE and having the characteristics set forth in Appendix 3, that can process data according to the WORLDSPACE Format. A list of TongShis qualified and licensed to manufacture STARMAN Chipsets as of the effective date of this Agreement is set forth in Appendix 4, as periodically updated.

1.8 “FhG Patent Rights” means the patents and patent applications anywhere in the world, and all continuations, continuations-in-part, divisions, reissues, reexaminations, substitutions, additions and extensions thereof, and all supplementary protection certificates, relating to ISO MPEG 1/2 Audio Layer 3 and MPEG 2.5 Layer 3 technology used in the WORLDSPACE Format that FhG owns or will own during the Term. FhG Patent Rights as of the effective date of this Agreement are set forth in Appendix 5, as periodically updated.

1.9 “WORLDSPACE Patent Rights” means the patents and patent applications anywhere in the world, and all continuations, continuations-in-part, divisions, reissues, reexaminations, substitutions, additions and extensions thereof, and all supplementary protection certificates, relating to the WORLDSPACE System and to the International WORLDSPACE Receiver, the China WORLDSPACE Receiver, the International WORLDSPACE PC Card and the China WORLDSPACE PC Card technology that WORLDSPACE owns or will own during the Term. WORLDSPACE Patent Rights as of the effective date of this Agreement are set forth in Appendix 6, as periodically updated.

1.10 “WORLDSPACE Information” means all information and knowledge relating to the WORLDSPACE System, the WORLDSPACE Format, the International WORLDSPACE Receiver, the China WORLDSPACE Receiver, the International WORLDSPACE PC Card, the China WORLDSPACE PC Card, the International WORLDSPACE PC Card and the China WORLDSPACE PC Card the STARMAN Chipset, the WORLDSPACE Patent Rights and the FhG Patent Rights that is not generally known, including, and whether or not patentable, all trade secrets, know-how, data, designs, specifications, material lists, drawings, algorithms, formulas, patterns, compilations, programs, samples, devices, protocols, methods, techniques, processes, procedures and results of experimentation and testing, including the information contained in the documents set forth in Appendix 10.

1.11 “Development Patent Rights” means the patents and patent applications anywhere in the world, and all continuations, continuations-in-part, divisions, reissues, reexaminations, substitutions, additions and extensions thereof, and all supplementary protection certificates, relating to the design and development by TONGSHI of the China WORLDSPACE PC Card and the China WORLDSPACE Receiver under Article 2.1.1, excluding FhG Patent Rights, WORLDSPACE Patent Rights, and any patents, patent applications or similar rights possessed or obtained by TONGSHI prior to the execution of this Agreement.

1.12 “Development Information” means all information and knowledge relating to the design and development by TONGSHI of the China WORLDSPACE PC Card and the China WORLDSPACE Receiver under Article 2.1.1 that is not generally known, including, and whether or not patentable, all trade secrets, know-how, data, designs, specifications, material lists, drawings, algorithms, formulas, patterns, compilations, programs, samples, devices, protocols, methods, techniques, processes, procedures and results of experimentation and testing, excluding the WORLDSPACE Information and any similar information and knowledge possessed or obtained by TONGSHI prior to the execution of this Agreement.

1.13 “WORLDSPACE Marks” means WORLDSPACE’s logo and trademarks as shown in Appendix 7.

1.14 “AfriStar” means the WORLDSPACE satellite launched on October 28, 1998 that provides service to the geographic regions within the WORLDSPACE Service Area where reception of the signal from AfriStar may be achieved using an International WORLDSPACE Receiver. A contour map indicating generally the geographic reach of the AfriStar broadcast beams is attached to Appendix 1.

1.15 “AsiaStar” means the WORLDSPACE satellite launched on March 21, 2000 that provides service to the geographic regions within the WORLDSPACE Service Area where reception of the signal from AsiaStar may be achieved using an International WORLDSPACE Receiver. A contour map indicating generally the geographic reach of the AsiaStar broadcast beams is attached to Appendix 1.

1.16 “AmeriStar” means the WORLDSPACE satellite currently scheduled for launch in 2001 that will provide service to the geographic regions within the WORLDSPACE Service Area where reception of the signal from AmeriStar may be achieved using an International WORLDSPACE Receiver. A contour map indicating generally the geographic reach of the AmeriStar broadcast beams is attached to Appendix 1.

1.17 “WORLDSPACE Service Area” means the geographic regions where reception of the signal from AfriStar, AsiaStar and/or AmeriStar may be achieved using an International WORLDSPACE Receiver.

1.18 “Affiliate” means a corporation, partnership or other entity controlled by, controlling or under common ownership or control with a Party.

1.19 “Term” means the term of this Agreement as set forth in Article 8.1.

2. CHINA WORLDSPACE PC CARD AND CHINA WORLDSPACE RECEIVER PRODUCTION

2.1 Production of China WORLDSPACE PC Cards and China WORLDSPACE Receivers.

2.1.1 Mass Production. TONGSHI shall mass-produce China WORLDSPACE PC Cards and China WORLDSPACE Receivers in quantities sufficient to meet consumer demand. TONGSHI shall use its best efforts to produce China WORLDSPACE PC Cards and China WORLDSPACE Receivers that are of high quality and fulfill the customers’ needs. TONGSHI shall use its best efforts to mass-produce China WORLDSPACE Receivers at an ex factory price for the WORLDSPACE functionality not to exceed Fifty U.S. Dollars (US$50). Except as otherwise provided herein, TONGSHI shall supply all personnel, materials, facilities and other resources necessary to produce China WORLDSPACE PC Cards and China WORLDSPACE Receivers.

2.1.2 Subcontracts. TONGSHI and its Affiliates may subcontract the performance of all or part of the production of China WORLDSPACE PC Cards and China WORLDSPACE Receivers. Any failure by a subcontractor to meet its obligations shall not relieve TONGSHI of any of its obligations hereunder.

2.1.3 Access to Production. WORLDSPACE shall have reasonable access to the facilities of TONGSHI used for the production of China WORLDSPACE PC Cards and China WORLDSPACE Receivers. TONGSHI shall, at WORLDSPACE’s request, deliver by confidential means to WORLDSPACE copies of designs and data generated in the course of producing China WORLDSPACE PC Cards and China WORLDSPACE Receivers. The Parties will schedule meetings from time to time to review the progress of the production.

2.2 Transfer of WORLDSPACE Information and Technical Assistance.

2.2.1 WORLDSPACE Information Transfer. Upon receipt by WORLDSPACE of the license fee paid by TONGSHI pursuant to Article 4.1.3 hereinafter, WORLDSPACE shall furnish TONGSHI, at TONGSHI’s request, with such WORLDSPACE Information as is reasonably necessary for the production and marketing of China WORLDSPACE PC Cards and China WORLDSPACE Receivers by TONGSHI.

2.2.2 Technical Assistance. WORLDSPACE shall provide TONGSHI with such technical assistance as TONGSHI may reasonably request regarding the development and production of China WORLDSPACE PC Cards and China WORLDSPACE Receivers, including the dispatch of engineers and other support staff. TONGSHI shall pay WORLDSPACE for all such technical assistance and for any design and engineering services at standard commercial rates and shall pay WORLDSPACE for all of its out of pocket costs associated with providing such technical assistance. All technical assistance will be conducted at such times and at such locations as may be mutually convenient to WORLDSPACE and TONGSHI.

2.3 Approval of China WORLDSPACE PC Cards and China WORLDSPACE Receivers.

2.3.1 Type Approval. Prior to commencing commercial mass production of any China WORLDSPACE PC Cards and China WORLDSPACE Receivers, TONGSHI will submit to WORLDSPACE for its inspection: (i) a prototype of each PC card or receiver that TONGSHI proposes to manufacture, so that WORLDSPACE may confirm that such prototype PC card or receiver performs in accordance with the WORLDSPACE Format and the Technical Specifications; and (ii) the preliminary design specifications for such PC cards or receivers, including all circuit diagrams, blueprints (or equivalents thereof), component specifications (if WORLDSPACE requests) and overall specifications of such prototype PC card or receiver. If such prototype PC card or receiver successfully passes WORLDSPACE’s test, it will be deemed an approved “China WORLDSPACE PC Card” or “China WORLDSPACE Receiver,” as the case may be, under this Agreement. After a PC card or receiver has been qualified as a China WORLDSPACE PC Card or China WORLDSPACE Receiver, as the case may be, no changes may be made to the China WORLDSPACE PC Card or China WORLDSPACE Receiver except for those which are cosmetic in nature or which do not materially affect the function or quality of the China WORLDSPACE PC Card or China WORLDSPACE Receiver unless the PC card or receiver is resubmitted to WORLDSPACE for testing and WORLDSPACE confirms that this modified PC card or receiver continues to qualify as a China WORLDSPACE PC Card or China WORLDSPACE Receiver. All testing will be performed at WORLDSPACE’s then current testing rates. As of the Effective date of this Agreement, WORLDSPACE’s standard rates are as set forth in Appendix 8, but WORLDSPACE reserves the right to make reasonable changes to its rates with prior notification to TONGSHI. The testing fees for the first prototype PC card and the first prototype receiver to be tested are included in the license fee paid by TONGSHI to WORLDSPACE pursuant to Article 4.1.3 hereinafter.

2.3.2 Requests for Testing. All requests for testing will be accompanied by payment in full of WORLDSPACE’s testing fee, a prototype of the applicable PC card or receiver and all test data and schematics pertaining thereto. WORLDSPACE will endeavor in good faith to test, or have its authorized agent test, all prototype PC cards or receivers submitted for testing within thirty (30) days from the date WORLDSPACE or such authorized agent has received such prototype and all test data and schematics pertaining thereto. Delays in testing will not entitle TONGSHI to cancel a testing order or to claim damages, provided that WORLDSPACE immediately notifies TONGSHI of such delays and presents a plan to complete such testing as soon as possible.

3. PC CARD AND RECEIVER MARKETING

3.1 Marketing the China WORLDSPACE PC Cards and China WORLDSPACE Receivers.

3.1.1 Marketing. TONGSHI agrees to use its best efforts to market and sell China WORLDSPACE PC Cards and China WORLDSPACE Receivers only within China in quantities sufficient to meet the consumer demand for China WORLDSPACE PC Cards and China WORLDSPACE Receivers produced by TONGSHI.

3.1.2 Marketing Strategy. TONGSHI shall market, advertise and promote the China WORLDSPACE PC Cards and China WORLDSPACE Receivers and the WORLDSPACE Marks throughout China in order to effectively create consumer demand for its China WORLDSPACE PC Cards and China WORLDSPACE Receivers.

4. INTELLECTUAL PROPERTY LICENSES

4.1 WORLDSPACE Information License, FhG Patent Rights Sublicense, WORLDSPACE Patent Rights License, Development Rights and WORLDSPACE Marks License.

4.1.1 License and Sublicense Grant. WORLDSPACE hereby grants to TONGSHI and its Affiliates a non-exclusive, non-transferable, revocable, indivisible license under the WORLDSPACE Information, the WORLDSPACE Patent Rights and the WORLDSPACE Marks and a non-exclusive, non-transferable, revocable, indivisible sublicense under the FhG Patent Rights, to produce, market and sell, and/or have produced, marketed and sold, China WORLDSPACE PC Cards and China WORLDSPACE Receivers. TONGSHI shall have no right to sublicense to any third party without WORLDSPACE’s prior written approval.

4.1.2 Licensed and Sublicensed Territory. Pursuant to Article 4.1.1, TONGSHI and its Affiliates may produce, and/or have produced, China WORLDSPACE PC Cards and China WORLDSPACE Receivers anywhere in the world for sale only in China; provided that TONGSHI will not use or authorize any public use, direct or indirect, of the WORLDSPACE Marks outside the WORLDSPACE Service Area and will not knowingly sell any products covered by this Agreement to persons who intend or are likely to resell them outside the WORLDSPACE Service Area. TONGSHI shall not sell any International WORLDSPACE PC Card or any International WORLDSPACE Receiver within China at any time.

4.1.3 Testing Fee and License Fee. TONGSHI shall pay to WORLDSPACE within ten (10) business days of executing this Agreement a testing fee for China WorldSpace PC Card and China WorldSpace receiver of Twenty Thousand U.S. Dollars (U.S.$20,000.00) net of any applicable withholding taxes and bank charges. In consideration of the licenses and sublicense granted by WORLDSPACE under Article 4.1.1, TONGSHI shall pay license fee to WORLDSPACE according to the Cooperation Agreement between both Parties.

4.1.4 Development Rights. WORLDSPACE and TONGSHI will share equally in the ownership and the benefits of all Development Information and Development Patent Rights. To that end, all right, title and interest in and to such Development Information and Development Patent Rights will be obtained in the names of and on behalf of both WORLDSPACE and TONGSHI. Each Party will have the right to use Development Information and Development Patent Rights for its own benefit; however, any license of such Development Information and Development Patent Rights to third parties will be subject to the prior written approval of the other Party, which approval will not be unreasonably withheld. Any such license to a third party will be granted on the basis of reasonable compensation therefor and pursuant to other reasonable terms and conditions; provided, however, that the Parties may agree to impose restrictions or prohibitions regarding the granting of such rights to specific third parties. Any royalties, revenue or other consideration received as compensation from such third party will be shared equally by WORLDSPACE and TONGSHI. If either Party sells or otherwise disposes of products or services that use or incorporate the Development Information and Development Patent Rights, then such Party will compensate the other Party in an amount to be mutually agreed upon. The Parties will cooperate in and equally share the costs of securing, maintaining and enforcing the Development Patent Rights.

4.2 Use of the WORLDSPACE Marks.

4.2.1 Proper Use. TONGSHI will mark all China WORLDSPACE PC Cards and all China WORLDSPACE Receivers with the WORLDSPACE Marks and will use the WORLDSPACE Marks in all packaging, instruction manuals, catalogs and printed advertising concerning the China WORLDSPACE PC Cards and China WORLDSPACE Receivers. The WORLDSPACE Marks will be affixed to the China WORLDSPACE PC Cards and China WORLDSPACE Receivers, and will be used in any packaging, instruction manuals, catalogs, advertising and promotional material, and may be used in such other media as the Parties agree upon, in such a manner as to allow a person with normal vision to recognize the WORLDSPACE Marks, and as a general guideline will be at least as prominent in location and size as any other logo or mark of similarly licensed technology in similar products or similar advertising. TONGSHI will cause notice of WORLDSPACE’s ownership of the WORLDSPACE Marks to be used on each China WORLDSPACE PC Card and on each China WORLDSPACE Receiver and used in any instruction manuals, catalogs, advertising and promotional material, and such other media as the Parties agree upon, and as a general guideline such use will be in such a manner and at least as frequently as TONGSHI uses said proprietary notice or equivalent with respect to any other logo or mark of similarly licensed technology in similar products or similar advertising. The following notice (or such other notice as WORLDSPACE may hereafter reasonably require) is an example of an appropriate notice:

WORLDSPACE is a trademark of WorldSpace Corporation.

4.2.2 Benefit of Use. TONGSHI’s use of the WORLDSPACE Marks will inure to the benefit of WORLDSPACE and TONGSHI will not at any time acquire any rights in such WORLDSPACE Marks or any trademarks or trade dress similar thereto by virtue of any use it may make of any such WORLDSPACE Marks.

4.2.3 Good Will. All of the good will now or to be associated with the WORLDSPACE Marks belongs exclusively to WORLDSPACE and all good will associated with the WORLDSPACE Marks pursuant to TONGSHI’s use thereof will inure exclusively to WORLDSPACE’s benefit.

4.2.4 Non-Use of Similar Trademarks. Neither TONGSHI nor any of its Affiliates or related companies, agents, employees or business associates shall have any right to the WORLDSPACE name (whether or not in combination with any WORLDSPACE logo) and any translations, adaptations, modifications, similar names or transliterations of the WORLDSPACE name into any language (the “WORLDSPACE Name”), and including without limitation any trade names using the WORLDSPACE Name, as well as any domain names, internet addresses, applications for trademarks in other classifications, etc., in any Chinese language (including minority languages), in any form of alphabet or ideographic writing system, in any jurisdiction in the world, except as may be explicitly agreed in writing by a responsible official of WORLDSPACE.

4.2.5 Quality of China WORLDSPACE PC Cards and China WORLDSPACE Receivers.

4.2.5.1 Quality Control. TONGSHI agrees that the overall quality of the China WORLDSPACE PC Cards and China WORLDSPACE Receivers is essential to TONGSHI’s performance hereunder. WORLDSPACE will have the right to exercise reasonable quality control procedures and to approve the quality of the China WORLDSPACE PC Cards and China WORLDSPACE Receivers that TONGSHI markets under the WORLDSPACE Marks to ensure the protection of the WORLDSPACE Marks and the good will pertaining thereto. Such quality approvals will be based on WORLDSPACE’s confirmation that the China WORLDSPACE PC Cards and China WORLDSPACE Receivers produced by TONGSHI are in conformity with the WORLDSPACE Format and Technical Specifications and with the appearance and design specifications determined under this Article.

4.2.5.2 Design Review. TONGSHI agrees prior to finalization of the overall design for each China WORLDSPACE PC Card and each China WORLDSPACE Receiver model that it shall furnish to WORLDSPACE, free of cost, for WORLDSPACE’s prior written approval and comment as to quality and appearance for purposes of Article 4.2.5.1, with the following: (i) TONGSHI’s testing procedures to be undertaken for the China WORLDSPACE PC Card or China WORLDSPACE Receiver and all applicable performance standards and quality review procedures to be applied and (ii) sketches, drawings, mock-ups, photographs, or equivalents thereof of the exterior of the China WORLDSPACE PC Card or China WORLDSPACE Receiver showing detail including but not limited to the placement of all WORLDSPACE Marks and other trademarks, text, notices, symbols, designs and markings.

4.2.5.3 Evaluation Sample Review. Prior to production, TONGSHI will furnish WORLDSPACE, free of cost, for its comment as to quality and appearance for purposes of Article 4.2.5.1, an evaluation sample of the final production prototype of each China WORLDSPACE PC Card and each China WORLDSPACE Receiver model and the final performance and test results with respect thereto, and no China WORLDSPACE PC Card or China WORLDSPACE Receiver will be sold by TONGSHI without WORLDSPACE’s prior written approval.

4.2.5.4 Review of Materials. Prior to TONGSHI’s distribution, shipment or publication, whichever is applicable, of any packaging, instruction manuals, catalogs or printed advertising that TONGSHI intends to use in connection with the China WORLDSPACE PC Cards or China WORLDSPACE Receivers or the WORLDSPACE Marks, the Parties will meet to establish mutually acceptable guidelines for proper use of the WORLDSPACE Marks on such materials. Such guidelines will include the right of WORLDSPACE to receive from TONGSHI, upon reasonable request and free of cost, samples of such materials for examination and comment as to quality and appearance.

4.2.5.5 Initial Production Samples. After drawings, plans, diagrams, sketches, components, methods of testing or assembly, specifications and samples have been approved pursuant to Articles 4.2.5.1 and 4.2.5.2 of this Agreement, TONGSHI will not depart therefrom in any material respect without WORLDSPACE’s prior written consent. TONGSHI will also furnish to WORLDSPACE, free of cost, two (2) samples of each China WORLDSPACE PC Card and of each China WORLDSPACE Receiver from the initial production run.

4.2.5.6 Representative Production Samples. After TONGSHI has commenced shipment, distribution or sale of the China WORLDSPACE PC Cards and China WORLDSPACE Receivers, upon

WORLDSPACE’s written request, TONGSHI will provide annually to WORLDSPACE, free of cost, one (1) additional representative random production sample of each China WORLDSPACE PC Card and of each China WORLDSPACE Receiver then available and being offered for sale or distribution by TONGSHI, together with all packaging material and literature used in connection therewith.

4.2.5.7 No Use Upon Termination. Upon the termination or expiration of this Agreement for any reason, TONGSHI will discontinue, except as otherwise provided in Article 9 below, the use of the WORLDSPACE Marks, and will not use or register any mark or logo confusingly similar to the WORLDSPACE Marks.

5. CONFIDENTIALITY AND NONDISCLOSURE

OF PROPRIETARY INFORMATION

5.1 Non-Disclosure and Non-Use. During the performance of this Agreement, one Party (“the Disclosing Party”) may exchange information which may be of a proprietary or confidential nature to the other Party (“the Receiving Party”), such as information concerning inventions, techniques, processes, devices, discoveries and improvements, or regarding administrative, marketing, financial or manufacturing activities, and in the case of WORLDSPACE, such as WORLDSPACE Information (collectively, “Information”). All such Information, in any form, including without limitation, oral, written graphic, demonstrative, machine recognizable or sample form, will be considered proprietary and confidential Information of the Disclosing Party, will be retained in confidence and will not be disclosed or caused or permitted to be disclosed directly or indirectly to any third party without the prior written approval of the Disclosing Party, and will not be used by the Receiving Party for any reason other than the performance of its duties under this Agreement. The Receiving Party further agrees that any material or data generated by the Receiving Party, based in whole or in part on Information disclosed by the Disclosing Party, will also be retained in confidence. TONGSHI agrees to undertake such actions before administrative agencies or courts which are or may be necessary to assure the fullest protection of the confidentiality of the Information, to enforce this Article, or to enforce any agreement relating to confidentiality between TONGSHI and any other person required by this Article. The confidentiality obligations of this Article 5 shall survive the termination of this Agreement (including any extension of this Agreement) for any reason.

5.2 Exceptions. The obligation of the Receiving Party to retain Information in confidence will not apply to:

(i) Information which is now in or hereafter enters the public domain beyond the control of the Receiving Party and without its violation of this Agreement;

(ii) Information rightfully known to the Receiving Party prior to the time of disclosure by the Disclosing Party, or independently developed by the Receiving Party personnel without access to Information disclosed by the Disclosing Party;

(iii) Information disclosed in good faith to the Receiving Party by a third party legally entitled to disclose the same; or

(iv) Information which the Receiving Party discloses under operation of law, rule or legal process;

provided, however, that the burden will be on the Receiving Party to prove the applicability of one or more of the foregoing exceptions by documentary evidence should the Disclosing Party question the applicability of such exceptions; as to exception (iv), the Receiving Party will provide the Disclosing Party with prompt written notice of any request or legal proceeding through which the Receiving Party may be required to disclose such Information under operation of law, rule or legal process.

5.3 Labeling of Information. Information in tangible form is now and will at all times be labeled by the Disclosing Party as “Confidential” or “Proprietary.” If Information is disclosed orally or by demonstration, it must be specifically designated by the Disclosing Party as confidential information at the time of such initial disclosure and contained in an itemized written listing to be sent to the Receiving Party by the Disclosing Party within thirty (30) days following such initial disclosure. If information is generally understood to be confidential in accordance with customary practices, the failure to designate such information in writing as confidential following such disclosure shall not defeat its being considered as confidential.

5.4 Disclosure on Need to Know Basis. The Receiving Party agrees to transmit the Information, and/or material or data generated by the Receiving Party based in whole or in part on such Information, only to those directors, officers, employees, agents or other representatives who need access to the Information and/or material or data generated by the Receiving Party based in whole or in part on such Information, for the purpose of performing their duties pursuant to this Agreement, and who are informed by the Receiving Party of the confidential nature of the Information and/or material or data generated by the Receiving Party based in whole or in part on such Information, and who agree to be bound by the terms of this Agreement. The Receiving Party further agrees to be responsible for any breach of this Agreement by the Receiving Party or any director, officer, employee or other representative of the Receiving Party.

5.5 Property of Disclosing Party. The Receiving Party agrees that all Information disclosed to the Receiving Party hereunder will be and remains the property of the Disclosing Party. Any tangible form of Information including, but not limited to, documents, papers, computer diskettes and electronically transmitted Information will be destroyed by the Receiving Party or returned, together with all copies thereof, to the Disclosing Party promptly upon the Disclosing Party’s request. If such tangible form of Information is destroyed, a certification of such destruction executed by a duly authorized officer of the Receiving Party will be delivered to the Disclosing Party.

5.6 Non-Competition. The Receiving Party agrees not to use the Information provided by the Disclosing Party to engage, represent in any way or be connected with, as officer, director, partner, employee, sales representative, proprietor, stockholder or otherwise of any business or activity that would compete with the business of the Disclosing Party.

5.7 Survival Upon Termination. The Receiving Party’s obligations under this Agreement will survive the termination of its business relationship, if any, with the Disclosing Party regardless of the manner of such termination, and will be binding upon its successors and assigns. The obligation of the Receiving Party under this Agreement will terminate three (3) years from the date of termination of this Agreement unless such obligation is sooner terminated by written notice given by the Disclosing Party to the Receiving Party.

5.8 Remedies for Breach. The Receiving Party acknowledges that the Information provided and all documentation relating thereto are commercially valuable, and reflect the effort of skilled development experts and the investment of considerable time and money. The Receiving Party accordingly agrees to protect the confidence of the Information and prevent its unauthorized dissemination and use, using the same degree of care that the Receiving Party uses to protect its own like information. The Receiving Party agrees that money damages would not be sufficient remedy for any breach of this Agreement by the Receiving Party or any director, officer, employee, agent or other representative of the Receiving Party, and that in addition to any other rights or remedies which it may have, the Disclosing Party will be entitled to equitable relief, in personam relief or similar relief as may be available in non-common law countries, and administrative relief from the appropriate division of the State Administration for Industry of Commerce, State Intellectual Property Office or other appropriate organization, as a remedy for such breach.

5.9 Copies. Either Party will be entitled to make copies of any documents containing Information under the terms and conditions set forth in this Article 5.

5.10 Confidentiality of Agreement. Neither Party will disclose the contents of this Agreement without the prior written consent of the other Party.

6. REPRESENTATIONS AND WARRANTIES

6.1 Authority. Each Party represents and warrants that it has the necessary corporate authority, and has taken the necessary steps, to enter into and fulfill its obligations under this Agreement.

6.2 WORLDSPACE Rights. WORLDSPACE represents and warrants that it owns and will own all right, title and interest in and to WORLDSPACE Information, WORLDSPACE Patent Rights and WORLDSPACE Marks, and has a license to the FhG Patent Rights; it has the right to grant the rights granted under this Agreement; the granting of such rights does not require the consent of any third party; and there are and will be no agreements inconsistent with the provisions of this Agreement.

6.3 Nonreliance. TONGSHI will not rely solely upon technical information provided by WORLDSPACE, but will independently test, analyze and evaluate China WORLDSPACE PC Cards and China WORLDSPACE Receivers before manufacturing and marketing them.

6.4 Limitations.

6.4.1 Except as expressly provided for herein, WORLDSPACE makes no representations, extends no warranties or indemnifications of any kind, expressed or implied, nor assumes any responsibilities whatsoever with respect to the manufacture, use, sale or other disposition by TONGSHI of products incorporating or made by the use of intellectual property licensed under this Agreement.

6.4.2 This is an agreement between merchants only and for the benefit of merchants only.

7. INDEMNIFICATION

TONGSHI will defend, indemnify and hold harmless WORLDSPACE, TCE and/or FhG from and against any and all suits, actions, claims, judgments, debts, obligations or rights of action of any nature or description arising from product liability laws with respect to China WORLDSPACE PC Cards and China WORLDSPACE Receivers produced by TONGSHI, and all reasonable costs, including attorneys’ fees, incurred by WORLDSPACE with respect thereto. This indemnity provision will impose no obligation upon TONGSHI to the extent that the risk indemnified against hereunder arises solely from the negligent acts or omissions of WORLDSPACE or is otherwise attributable to WORLDSPACE under product liability laws, in which event WORLDSPACE will defend, indemnify and hold harmless TONGSHI from and against any and all suits, actions, claims, judgments, debts, obligations or rights of action of any nature or description arising from product liability laws with respect to China WORLDSPACE PC Cards and China WORLDSPACE Receivers produced by TONGSHI, and all reasonable costs incurred by TONGSHI with respect thereto.

8. TERM AND TERMINATION

8.1 Term. This Agreement will be effective as of the Effective date of this Agreement and, unless terminated sooner pursuant to this Article 9, will continue in effect for an initial term of five (5) years, and will automatically be renewed for successive one-year terms unless ninety (90) days’ prior written notice is given by either Party to the other Party; provided, however, that in any event this Agreement will terminate earlier upon the date that the last of the AfriStar, AsiaStar or AmeriStar satellites ceases commercial operations (the “Term”).

8.2 Termination for Cause. If a Party substantially fails to comply with any of its obligations under this Agreement, and does not remedy the failure of performance within sixty (60) days after it has been notified thereof, the other Party may terminate this Agreement at the end of such period, without prejudice to any damages or additional remedies that may be available at law or in equity.

8.3 Bankruptcy. Should either Party become bankrupt or be subjected to bankruptcy or winding up proceedings, the other Party may terminate this Agreement immediately by notifying the other.

8.4 Revocation or Nullity Action. If TONGSHI files any action against any of the FhG Patent Rights or against any of the WORLDSPACE Patent Rights, or any action challenging the validity of the WORLDSPACE Information, or otherwise disputes the validity of any of the foregoing, including the filing of a revocation or nullity action, WORLDSPACE may terminate this Agreement.

8.5 Termination of Sublicense. The sublicense granted hereunder will expire upon termination of the Patent License Agreement between TCE and WORLDSPACE. In such case, WORLDSPACE will immediately notify TONGSHI, and WORLDSPACE will use its best efforts to negotiate a sublicense agreement for TONGSHI.

8.6 Assignment. Either Party may terminate this Agreement if the other attempts to assign it in violation of Article 10.

8.7 Force Majeure. Either Party may terminate this Agreement for Force Majeure in accordance with Article 12.7.

9. POST-TERMINATION

9.1 Cessation of Use. Following any expiration or termination of this Agreement, TONGSHI will (i)

stop using the WORLDSPACE Marks, (ii) stop using any of the WORLDSPACE Information, and (iii) immediately provide WORLDSPACE with all documents (including copies) in TONGSHI’s possession containing any WORLDSPACE Information; provided that TONGSHI may continue to exercise its rights hereunder to the extent reasonably necessary to fulfill any binding commitments existing as of the date of expiration or termination, or to otherwise liquidate TONGSHI’s inventory of China WORLDSPACE PC Cards and China WORLDSPACE Receivers on hand as of the date of expiration or termination.

9.2 Accrued Liability. Following any expiration or termination of this Agreement, neither Party will have any further rights or obligations hereunder except that: (i) such expiration or termination will not relieve either Party of any liability accrued prior to such expiration or termination; and (ii) such expiration or termination will not affect the continued operation or enforcement of any provision of this Agreement which by its express terms or by reasonable implication is to survive any expiration or termination.

10. ASSIGNMENT

Neither Party will assign this Agreement without the other Party’s prior consent, which will not be unreasonably withheld, except that either Party may freely assign this Agreement to any of its Affiliates.

11. SETTLEMENT OF DISPUTES

11.1 Amicable Resolution. The Parties will endeavor to resolve amicably any dispute arising out of this Agreement within thirty (30) days of receipt of notice of such dispute. If the Parties are unable to resolve such dispute within thirty (30) days, then they may refer the dispute to an independent third party who will, within a further thirty (30) days, review the dispute and recommend a resolution thereto. If the Parties cannot agree on such third party, or either Party disagrees with such third party’s recommendation, then Article 11.2 will apply.

11.2 Formal Arbitration.

11.2.1 All disputes arising in connection with this Agreement not resolved pursuant to Article 11.1 will be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce (ICC) by one or more arbitrators appointed in accordance with such Rules. If there is any conflict between the ICC Rules and this Agreement, the provisions of this Agreement will govern.

11.2.2 The arbitration proceedings will take place in Singapore and will be governed by the laws of New York.

11.2.3 Nothing in this Article 11 will preclude either Party from seeking equitable relief from a court for the other Party’s breach of its obligations set forth in Article 5.

11.2.4 Pending a decision by the arbitrators as referred to in this Article 11, each Party will, unless the other otherwise directs, fulfill all of its obligations hereunder.

12. GENERAL PROVISIONS

12.1 Required Permits and Licenses. TONGSHI will obtain and pay for any permits and the like relating to the production, marketing and sale of China WORLDSPACE PC Cards and China WORLDSPACE Receivers; provided that WORLDSPACE will cooperate as necessary in such efforts. The Parties will comply with all applicable export compliance laws.

12.2 Notices. All communications hereunder will be given in English by letter, facsimile or E-mail directed,

in respect of WORLDSPACE to:

WorldSpace International Network Inc.

2400 N Street, N.W.

Washington, D.C. 20037

United States of America

Attention:	Donald J. Frickel, General Counsel
Telephone:	+1-202-969-6000
Facsimile:	+1-202-969-6001
E-mail:	dfrickel@worldspace.com

and in respect of TONGSHI to:

Xi’an Tongshi Technology Limited

Attention:	Cao Jun, General Manager
Telephone:	86 029 2667810
Facsimile:	86 029 2668053
E-mail:	tongshi@xacol.com

or such other addresses as either Party may have previously specified in the manner set forth above.

12.3 Amendment. Except as otherwise specifically provided herein, this Agreement may be modified only by the Parties’ duly authorized representatives in a writing stating that the modification is an “Amendment to the Standard Production, Marketing and License Agreement for China PC Card and China WorldSpace Receiver.”

12.4 Non-Waiver. If at any time a Party elects not to assert its rights under any provision of this Agreement, it will not be construed as a waiver of any of its rights hereunder.

12.5 Severability. Should any part of this Agreement be held unenforceable in any jurisdiction, the validity of the remaining parts will not be affected.

12.6 Entire Agreement. This Agreement embodies the Parties’ entire understanding related to the subject matter hereof and supersedes any prior agreements or understandings between the Parties relating hereto, except that information that has been disclosed pursuant to any confidentiality agreement that the Parties may previously have entered into will henceforth be treated as though disclosed under this Agreement.

12.7 Force Majeure.

12.7.1 Neither Party will be liable to the other for any failure of, or delay in, its performance hereunder due to causes beyond its reasonable control, including acts of God, catastrophic phenomena such as fire, flood, and earthquake.

12.7.2 For a Party to claim Force Majeure hereunder, it must notify the other Party within five (5) days of the commencement of the Force Majeure, detailing the cause of the Force Majeure, the date the Force Majeure began, and the anticipated length of the Force Majeure. If: (i) the notice provides that the Force Majeure will last for more than sixty (60) days; and (ii) the Force Majeure in fact lasts for more than sixty (60) days, the Party not claiming the Force Majeure may terminate this Agreement by written notice to the other Party.

12.8 Captions. The captions contained in this Agreement are inserted for convenience of reference only and will not in any way affect the interpretation of the provisions captioned.

12.9 Governing Language. The official languages of this Agreement are the English and Chinese languages and all notices, reports, orders, instructions, literature, records and other written materials pertaining to this Agreement will be maintained and delivered in the English and Chinese languages.

12.10 Execution. This Agreement may be executed in two signed counterparts, each of which will constitute an original.

12.11 Press Releases. Neither Party will issue a press release or make any statement to the press related to the subject matter hereof without the other Party’s prior consent.

12.12 Effective Date. The Effective Date of this Agreement shall be the date on which all necessary approvals have been obtained.

THE PARTIES, INTENDING TO BE LEGALLY BOUND, have executed this Agreement as of the date written below.

WORLDSPACE INTERNATIONAL NETWORK INC.		XI’AN TONGSHI TECHNOLOGY LIMITED

By:	/s/ MIKE MA	By:	/s/ JUN CAO

Date:	Aug. 18, 2001	Date:	Aug. 18, 2001

AMENDMENT

TO THE

STANDARD PRODUCTION, MARKETING

AND LICENSE AGREEMENT

FOR

CHINA WORLDSPACE PC CARD

AND

CHINA WORLDSPACE RECEIVER

This Amendment to the Standard Production, Marketing and License Agreement for China WorldSpace PC Card and China WorldSpace Receiver (this “Amendment”) is made by and between:

WorldSpace International Network Inc., a corporation organized under the laws of the British Virgin Islands, having its principal office at Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands (“WORLDSPACE”); and

Xi’an Tongshi Technology Limited, a corporation organized under the laws of the People’s Republic of China, having its principal office at No.89 XingQing Road, Xi’an, Shanxi Province, P. R. China, (“TONGSHI”) (each, a “Party” and collectively, the “Parties”).

WHEREAS, TONGSHI would like WORLDSPACE to disclose to it the details of the WORLDSPACE encryption scheme so that TONGSHI can insure that each and every China WORLDSPACE PC Card and each and every China WORLDSPACE Receiver that it produces will have a unique identification and can be used to receive WORLDSPACE subscription audio and/or multimedia services in China; and

WHEREAS, WORLDSPACE wants to insure that TONGSHI maintains the proprietary and confidential nature of WORLDSPACE’s encryption scheme and that TONGSHI produces each and every China WORLDSPACE PC Card and each and every China WORLDSPACE Receiver with a unique identification, with a STARMAN Chipset or with any hardware or software required to enable decryption of the encryption scheme used by WORLDSPACE for subscription audio and/or multimedia services in China.

NOW, THEREFORE, the Parties have agreed to amend the Standard Production, Marketing and License Agreement for China WorldSpace PC Card and China WorldSpace Receiver dated August 18, 2001 as follows:

1.	Article 2.1.1 shall be amended to read as follows:

“2.1.1 Mass Production. TONGSHI shall mass-produce China WORLDSPACE PC Cards and China WORLDSPACE Receivers in quantities sufficient to meet consumer demand. TONGSHI shall use its best efforts to produce China WORLDSPACE PC Cards and China WORLDSPACE Receivers that are of high quality and fulfill the customers’ needs. TONGSHI shall use its best efforts to mass-produce China WORLDSPACE Receivers at an ex factory price for the WORLDSPACE functionality not to exceed Fifty U.S. Dollars (US$50). TONGSHI shall manufacture each and every China WORLDSPACE PC Card and each and every China WORLDSPACE Receiver with a unique identification, with a STARMAN Chipset and with any hardware and/or software required to enable decryption of the encryption scheme used by WORLDSPACE for subscription audio and/or multimedia services in China. Except as otherwise provided herein, TONGSHI shall supply all personnel, materials, facilities and other resources necessary to produce China WORLDSPACE PC Cards and China WORLDSPACE Receivers.”

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2.	Article 8.2 shall be amended to read as follows:

“8.2 Termination for Cause. If a Party substantially fails to comply with any of its obligations under this Agreement, and does not remedy the failure of performance within thirty (30) days after it has been notified thereof, the other Party may terminate this Agreement at the end of such period, without prejudice to any damages or additional remedies that may be available at law or in equity. Failure by TONGSHI to manufacture a China WORLDSPACE PC Card or a China WORLDSPACE Receiver in accordance with this Agreement shall constitute cause for termination.”

3.	A new Article 8.3 shall be added to read as follows:

“8.3 Cause for Immediate Termination. Failure by TONGSHI to manufacture each and every China WORLDSPACE PC Card and each and every China WORLDSPACE Receiver with a unique identification, with a STARMAN Chipset or with any hardware or software required to enable decryption of the encryption scheme used by WORLDSPACE for subscription audio and/or multimedia services shall constitute cause for immediate termination of this Agreement without notice.”

THE PARTIES, INTENDING TO BE LEGALLY BOUND, have executed this Amendment as of the date last written below.

WORLDSPACE INTERNATIONAL NETWORK INC.		XI’AN TONGSHI TECHNOLOGY LIMITED

By:	/s/	By:	/s/

Date:		Date:

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